Exhibit 99.1

CONTACT: Gar Jackson Vice President, Investor Relations (714) 414-4049
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES THIRD QUARTER
EARNINGS RESULTS
ANAHEIM, CA/November 18, 2008 -— Pacific Sunwear of California, Inc. (NASDAQ:PSUN, the “Company”), today announced that total sales for the third quarter (13 weeks) of fiscal 2008 ended November 1, 2008, were $323.6 million, a 5% decrease from total sales of $341.9 million for the third quarter (13 weeks) of fiscal 2007 ended November 3, 2007. Total Company same-store sales decreased 7% during the third quarter of fiscal 2008.
The Company recorded a loss from continuing operations of $3.5 million, or $(0.05) per diluted share, for the third quarter of fiscal 2008 compared to income from continuing operations of $17.1 million, or $0.25 per diluted share, for the third quarter of fiscal 2007. Third quarter results for each period exclude the income statement impact of demo and One Thousand Steps due to the designation of these operations as discontinued operations during the first quarter of fiscal 2008 and the fourth quarter of fiscal 2007, respectively. Results for the third quarter of fiscal 2008 include an after-tax, non-cash goodwill impairment charge of approximately $4.2 million, of $0.06 per diluted share.
“It’s been well reported that consumer spending decelerated significantly in the September/October period, and we certainly saw this in our own results for the quarter. To strengthen our financial position in this economic downturn, we are focused on reducing our inventory, capital expenditures and other expenses,” commented Sally Frame Kasaks, Chief Executive Officer. “We remain encouraged by our e-commerce business, which continues to experience strong growth supported, in part, by enhancements to our website and supply chain.”
Total sales for the first three quarters (39 weeks) ended November 1, 2008 were $903.2 million, a 2% decrease from total sales of $921.7 million during the first three quarters (39 weeks) ended November 3, 2007. Same-store sales decreased 3% during the same period. For the first three quarters of fiscal 2008, the Company recorded a loss from continuing operations of $11.8 million, or $(0.18) per diluted share, compared to income from continuing operations of $26.1 million, or $0.37 per diluted share, in the first three quarters of fiscal 2007. Earnings results for the first three quarters include the asset impairment charge of $0.07 per diluted share incurred in the first quarter related to the materials handling equipment in the Company’s closed Anaheim distribution center and the non-cash goodwill impairment charge of $0.06 per diluted share incurred in the third quarter.
Financial Outlook
Given the significant downturn in the economic climate in recent months, the Company is updating its fiscal 2008 fourth quarter earnings forecast. As a result of additional promotional activity, and assuming a same-store sales decrease in the negative high-single digit range for the fourth quarter of fiscal 2008, the Company currently expects to report a
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

fourth quarter loss of $(0.03) to $(0.08) per diluted share, including an estimated gain of approximately $0.11 per diluted share from the previously-announced sale of its Anaheim distribution Center.
About Pacific Sunwear of California, Inc.
Pacific Sunwear is a leading lifestyle specialty retailer rooted in the youth culture and fashion vibe of Southern California. The Company sells casual apparel with a limited selection of accessories and footwear designed to meet the needs of teens and young adults. As of November 1, 2008, the Company operated 815 PacSun stores and 125 PacSun Outlet stores for a total of 940 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.
The Company will be hosting a conference call today at 4:30 pm Eastern Time. A telephonic replay of the conference call will be available beginning approximately two hours following the call for one week and can be accessed in the United States/Canada at (800) 642-1687 or internationally at (706) 645-9291; pass code: 72074140. For those unable to listen to the live Web broadcast on the Company’s investor relations website www.pacsun.com, or utilize the call-in replay, an archived version will be available on the Company’s investor relations website through midnight, March 11, 2009.
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, statements regarding the Company’s earnings projections for the fourth quarter of fiscal 2008. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. In particular, current unfavorable economic conditions and reduced consumer spending make it very difficult to forecast sales, and therefore our assumption of same-store sales during the fourth quarter of fiscal 2008 may be wrong, with actual same-store sales being lower than we have assumed for purposes of our earnings projection. In addition, completion of the sale of our Anaheim distribution center remains subject to the satisfaction by the buyer of its undertaking to obtain financing for the property acquisition. Other uncertainties that could adversely affect our business and results include, among others, the following factors: additional adverse changes in economic conditions generally; additional adverse changes in consumer spending, changes in consumer demands and preferences; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors, as a result of natural disasters or terrorist acts, could cause unexpected delays in new store openings, relocations, renovations or expansions; reliance on foreign sources of production and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended February 2, 2008 and subsequent periodic reports filed with the Securities and Exchange Commission. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
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3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except share and per share data)

	Third Quarter Ended		First Three Quarters Ended
	Nov. 1,	Nov. 3,	Nov. 1,	Nov. 3,
	2008	2007	2008	2007
Net sales	$323,612	$341,874	$903,204	$921,754
Gross margin	92,776	114,726	263,499	291,770
Selling, G&A expenses	95,308	88,325	281,163	251,963

Operating (loss) income from continuing operations	(2,532)	26,401	(17,664)	39,807
Other expense (income), net	1,100	(652)	461	(2,162)

Income (loss) from continuing operations before income taxes	(3,632)	27,053	(18,125)	41,969
Income tax (benefit) expense	(112)	9,910	(6,344)	15,906

Income (loss) from continuing operations	(3,520)	17,143	(11,781)	26,063
Discontinued operations, net of tax	1,046	(37,180)	(24,999)	(61,660)

Net loss	$(2,474)	$(20,037)	$(36,780)	$(35,597)

Income (loss) from continuing operations per share:
Basic	$(0.05)	$0.25	$(0.18)	$0.37

Diluted	$(0.05)	$0.25	$(0.18)	$0.37

Net loss per share:
Basic	$(0.04)	$(0.29)	$(0.55)	$(0.51)

Diluted	$(0.04)	$(0.29)	$(0.55)	$(0.51)

Weighted average shares outstanding:
Basic	64,968,707	69,765,113	67,182,918	69,635,543

Diluted	64,968,707	69,949,070	67,182,918	69,986,773

Note: All periods presented above exclude the income statement impact to continuing operations of demo and One Thousand Steps, which were designated as discontinued operations during the first quarter of fiscal 2008 and the fourth quarter of fiscal 2007, respectively. Continuing operations, as presented above, include the operations of the Company’s PacSun and PacSun Outlet stores only.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	Nov. 1,	Feb. 2,	Nov. 3,
	2008	2008	2007
ASSETS

Current assets:
Cash & cash equivalents	$4,817	$97,587	$37,179
Marketable securities	—	—	—
Inventories	233,814	170,182	242,210
Other current assets	73,635	52,818	71,604

Total current assets	312,266	320,587	350,993
Property and equipment, net	369,571	376,243	394,785
Other long-term assets	31,423	55,313	43,515

Total assets	$713,260	$752,143	$789,293

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$113,799	$62,349	$106,352
Credit facility	43,100	—	—
Other current liabilities	47,365	71,107	66,113

Total current liabilities	204,264	133,456	172,465

Deferred lease incentives	55,054	74,012	78,201
Deferred rent	23,471	27,669	28,408
Other long-term liabilities	32,213	33,661	35,411

Total liabilities	315,002	268,798	314,485
Total shareholders’ equity	398,258	483,345	474,808

Total liabilities and shareholders’ equity	$713,260	$752,143	$789,293

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited, in thousands)

	THREE QUARTERS ENDED
	Nov. 1, 2008	Nov. 3, 2007
Cash flows from operating activities:
Net loss	$(36,780)	$(35,597)
Depreciation & amortization	58,743	58,295
Asset impairment	21,313	59,756
Non-cash stock based compensation	4,442	5,119
Tax (deficiencies) benefits from exercise of stock options	(1,408)	320
Excess tax benefits related to stock-based compensation	—	(292)
Loss on disposal of property and equipment	2,368	3,245
Changes in operating assets and liabilities:
Inventories	(63,632)	(36,997)
Accounts payable and other current liabilities	26,649	31,724
Other assets and liabilities	(28,030)	(39,709)

Net cash (used in)/provided by operating activities	(16,335)	45,864

Cash flows from investing activities:
Capital expenditures	(68,503)	(94,939)
Proceeds from sale of property and equipment	275	—
Purchases of short-term investments	—	(171,400)
Maturities of short-term investments	—	202,900
Purchases of long-term investments	—	(23,300)

Net cash used in investing activities	(68,228)	(86,739)

Cash flows from financing activities:
Borrowings under credit facility	168,739	—
Principal payments under credit facility	(125,639)	—
Repurchases of common stock	(52,911)	—
Proceeds from exercise of stock options	1,613	2,237
Principal payments under capital lease obligations	(9)	(42)
Excess tax benefits related to stock-based compensation	—	292
Borrowings under long-term debt obligations	—	23,300

Net cash (used in) /provided by financing activities	(8,207)	25,787

Net decrease in cash and cash equivalents	(92,770)	(15,088)
Cash and cash equivalents, beginning of period	97,587	52,267

Cash and cash equivalents, end of period	$4,817	$37,179

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	Fiscal 2008	Fiscal 2007
Stores open at beginning of fiscal year	1,107	1,199
Stores opened during the period	13	14
Stores closed during the period	(180)	(93)

Stores open at end of period	940	1,120
Note: Fiscal 2008 store closures include 153 demo stores. demo became a discontinued operation during the first quarter of fiscal 2008.

	Nov. 1, 2008		Nov. 3, 2007
	# of	Square Footage	# of	Square Footage
	Stores	(000s)	Stores	(000s)

PacSun stores	815	3,103	838	3,186
Outlet stores	125	505	119	481
demo stores	—	—	154	439
One Thousand Steps stores	—	—	9	24

Total stores	940	3,608	1,120	4,130
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000